UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 23, 2013

PALL CORPORATION
(Exact name of registrant as specified in its charter)

New York	001- 04311	11-1541330
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)

25 Harbor Park Drive, Port Washington, NY		11050
(Address of principal executive offices)		(Zip Code)
(516) 484-3600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     (e) On July 23, 2013, Pall Corporation (the “Registrant”) entered into a Letter Agreement Amendment, dated July 9, 2013 (the “Letter Amendment”) with Ruby Chandy, Group Vice President and President of Pall Industrial. The Letter Amendment amends the Employment Agreement, dated March 13, 2012 (the “Employment Agreement”), between the Registrant and Ms. Chandy.

     Pursuant to the Letter Amendment, upon a termination of Ms. Chandy’s employment by the Registrant without “Cause” (as defined in the Letter Amendment) or by Ms. Chandy for “Good Reason” (as defined in the Letter Amendment), Ms. Chandy will be entitled, subject to her execution of a general release of claims against the Registrant, to a severance payment payable over 12 months in the aggregate amount equal to the sum of (i) one times her then annualized base salary, and (ii) her target bonus amount for the fiscal year in which the termination occurs (the “Salary Continuation Severance Amount”). In the event Ms. Chandy’s employment is terminated by the Registrant without Cause or by Ms. Chandy for Good Reason within 12 months following a Change in Control (as defined in the Letter Amendment), the Letter Amendment provides that Ms. Chandy would be entitled to a severance payment payable over 24 months in the aggregate amount equal to two times the Salary Continuation Severance Amount. Ms. Chandy will not receive a severance payment if her employment is terminated by the Registrant for Cause or by Ms. Chandy without Good Reason.

     The Letter Amendment also provides for compliance under Section 409A of the Internal Revenue Code and extension of restrictive covenant and non-competition periods until Ms. Chandy stops receiving severance payments under the Letter Amendment and the Employment Agreement.

     The forgoing description of the Letter Amendment is qualified in its entirety by reference to the Letter Amendment which is attached hereto as an exhibit and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement, dated July 9, 2013, between the Registrant and Ruby Chandy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pall Corporation

/s/ Akhil Johri
July 24, 2013	Akhil Johri
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
Number	Description
10.1	Employment Agreement, dated July 9, 2013, between the Registrant and Ruby Chandy